Exhibit 99.1

QEP Midstream Partners LP Announces Quarterly Distribution

SAN ANTONIO - April 23, 2015 - QEP Midstream Partners, LP (NYSE:QEPM) (“QEPM”) today announced the declaration of its quarterly cash distribution for the first quarter 2015 of $0.32 per limited partnership unit, or $1.28 on an annualized basis. This distribution represents a 3% increase over the quarterly distribution of $0.31 per unit ($1.24 per unit on an annualized basis) paid in February 2015. The first quarter distribution will be paid on May 15, 2015, to unitholders of record as of the close of business on May 4, 2015. In the prior four quarters, QEPM has increased its distribution to limited partners by 19%.

About QEPM Midstream Partners, LP
QEP Midstream Partners, LP is a master limited partnership that was formed to own, operate, acquire and develop midstream assets.  The Partnership provides midstream gathering and processing services to companies in the Green River, Uinta and Williston basins. Further information about the Partnership is available at www.qepm.com.

This release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of QEP Midstream Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of QEP Midstream Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not QEP Midstream Partners, LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702